Exhibit 10.6

HEXCEL CORPORATION

MANAGEMENT INCENTIVE COMPENSATION PLAN

As Amended and Restated on December 8, 2016

I.  Purpose

The purpose of this amended and restated Hexcel Corporation Management Incentive Compensation Plan (the “Plan”) is to advance the interests of Hexcel Corporation (the “Company”) by providing an incentive for those key employees who have a direct, measurable opportunity to advance the Company’s goals and promote the growth and long-range interests of the Company. In addition, it is intended that the Plan create linkage between individual performance and compensation, align management’s interests with the interests of stockholders, and encourage common management objectives and overall corporate success. A further purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162 (m) of the Internal Revenue Code in order to preserve (to the extent determined appropriate) the Company’s tax deduction for compensation paid under the Plan to “Covered Employees” (as defined below).

II. Definitions

(a)“Affiliate” of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.  The term “Control” shall have the meaning specified in Rule 12b-2 promulgated under the Exchange Act.

(b)“Award” shall mean the amount (if any) payable to a Participant in respect of a Plan Period pursuant to the Plan.

(c)“Beneficial Owner” (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act, modified to reflect ownership pursuant to Section 318(a) of the Internal Revenue Code (the “Code”).

(d)“Board” shall mean the Board of Directors of the Company.

(e)“Cause” shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company.

(f)“Change in Control” shall have the meaning given in Article XIV hereof.

(g)“Committee” shall mean the Compensation Committee of the Board (or any duly authorized subcommittee thereof) or such other committee of the Board as may be designated from time to time to administer the Plan.

(h)“Covered Employee” shall mean any Eligible Employee who is a “covered employee” within the meaning of Section 162(m)(3) of the Code and Section 1.162-27(c)(2) of the U.S. Department of Treasury Regulations (“Treasury Regulations”).

(i)“Disability” shall mean that, as a result of the Participant’s incapacity due to physical or mental illness or injury, the Participant shall not have performed all or substantially all of the Participant’s usual duties as an employee for a period of more than one-hundred-fifty (150) days in any period of one-hundred-eighty (180) consecutive days.

(j) “Eligible Employee” shall mean any officer or employee of the Company or a Subsidiary.

(k)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(l)“Participant” shall mean any Eligible Employee who is approved by the Committee, in its sole discretion, for participation in the Plan in any Plan Period.

(m)“Performance Goals” shall mean measures of performance based on one or more criteria established by the Committee which must be met during the Plan Period as a condition of a Participant’s receipt of an Award in respect of such Plan Period.  Such criteria may relate to the performance of the Company, a Subsidiary, any subsection of the Company’s business or any combination thereof and may be expressed as an amount or as an increase or decrease over a specified period or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria, and shall be based on one or more of the following:

(I)earnings, cash flow, customer satisfaction, safety, revenues, financial return ratios, market performance, productivity, costs, shareholder return and/or value, operating profits (including earnings before any or all of interest, taxes, depreciation and amortization), net profits, earnings per share, profit returns or margins, stock price and working capital (or elements thereof); and

(II)any other performance measure which the Committee deems appropriate, as well as individual performance objectives (which may be set by the Chief Executive Officer of the Company or his designee for any Eligible Employee other than a Covered Employee).

In determining attainment of a Performance Goal (A) the Committee shall exclude the negative impact of unusual, non-recurring or extraordinary items attributable to (1)  acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or adopted by the Company or its subsidiaries after the goal is established, (3)  restructuring activities, (4) disposal of a segment of a business, (5) discontinued operations, (6) the refinancing or repurchase of bank loans or debt securities, (7)  unbudgeted capital expenditures, (8) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (9)  conversion of some or all of convertible securities to common stock, and (10) any business interruption event; and (B) the Committee may determine within ninety  days after the start of a Plan Period to exclude such other items, each determined according to GAAP (to the extent applicable) as identified in the Company’s accounts, financial statements, notes thereto, or management discussion and analysis as may be permitted by Section 162(m) of the Code and the Treasury Regulations.

(n)“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, and shall include “persons acting as a group” within the meaning of Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations (or any successor provision).

(o)“Plan Period” shall mean one or more calendar years as the Committee may determine, with respect to which any Award may be payable under the Plan.

(p)“Qualified Award” shall mean an Award to a Covered Employee which is intended to qualify as performance-based compensation under Section 162(m) of the Code.

(q)“Stock” shall mean shares of common stock of the Company, par value $.01 per share.

(r)“Subsidiary” shall mean any corporation, partnership, limited liability company or other business entity of which 50% or more of the equity interests is owned or controlled, directly or indirectly, by the Company.

(s)“Target Incentive Award” shall have the meaning given in Section V(A) hereof.

III. Administration

The Committee shall administer, apply, and interpret the provisions of the Plan, and shall have full power and authority to construe, interpret and carry out such provisions.   All decisions, interpretations and actions of the Committee under the Plan shall be at the Committee's sole and absolute discretion, and shall be final, conclusive and binding upon all parties, including whether any Award granted to a Covered Employee shall be a Qualified Award.   In establishing Performance Goals, the Committee may authorize the Chief Executive Officer of the Company or his designee to set individual performance objectives for any Eligible Employee other than a Covered Employee.  No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

IV. Eligibility for Participation

The Committee shall have full and complete discretion in determining which Eligible Employees may be Participants in the Plan in any Plan Period. Participation in the Plan in any Plan Period shall not confer any right on any Participant to participate in any subsequent Plan Period.

V.  Determination of Awards

A.Establishment of Target Incentive Awards and Performance Goals.  No later than ninety (90) days after the beginning of a Plan Period the Committee shall establish in writing for each Participant (i) an award (a “Target Incentive Award”) for such Plan Year and the applicable Performance Goals in respect of such Plan Period and (ii) a matrix for determining the amount of Award payable under the Plan as a percentage (which may exceed one hundred (100%) percent) of the Target Incentive Award, derived from the degree of achievement of the applicable Performance Goals. Any Committee (including any subcommittee) taking any such action with respect to a Qualified Award shall be composed of two or more persons, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code. The Performance Goals established by the Committee may be (but need not be) different each Plan Period and different Performance Goals may be applicable to different Participants. As soon as practicable after the establishment of the Target Incentive Award and Performance Goals, each Participant shall be notified in writing of such Target Incentive Award and the corresponding Performance Goals.  Performance Goals applicable to a Qualified Award shall be based on one or more of the criteria set forth in paragraph (I) in the definition of Performance Goals, and shall be objectively determinable.  Performance Goals applicable to any Award other than a Qualified Award may be based on one or more of the criteria set forth in paragraphs (I) and (II) of the definition of Performance Goals.

B.Calculation of Awards.  The Committee shall determine the Award payable to each Participant based on the degree of achievement of the applicable Performance Goals. The Committee may, in its sole discretion (a) increase the size of any Award otherwise payable to any Participant (other than a Qualified Award) or (b) reduce or eliminate the size of any Award otherwise payable to a Participant (including any Qualified Award), in each case to reflect such Participant’s individual performance or such other factors as the Committee deems relevant, or in recognition of changed or special circumstances. The amount payable to any Covered Employee during any calendar year with respect to any single Award shall not exceed $4,000,000. The Committee may not grant to any Covered Employee more than two Awards which would be payable in the same calendar year.

C.Effect of Change of Employment Status.  In the event of a change in employment status of a Participant during the Plan Period, the Committee may, in its sole discretion, adjust the Award matrix (except with respect to a Qualified Award) for the Participant based upon the Participant’s new status.

D.Effect of Termination of Employment or Change in Control.  Except as otherwise provided in this paragraph, payment of an Award to a Participant for a particular Plan Period shall be made only if the Participant is employed by the Company or one of its Subsidiaries on the last day of the Plan Period. Notwithstanding any other provision of the Plan, in the case of a Participant’s voluntary termination of employment with the Company or a Subsidiary, the Committee may, in its sole discretion, authorize the full or partial payment of an Award for such Plan Period, if the Participant was actively employed for at least half of the Plan Period. In the case of a Participant’s separation from service due to Disability or death or, in the case of a Participant’s involuntary termination of employment by the Company or a Subsidiary other than for Cause, a Participant shall be entitled to receive an Award, prorated for the period of active employment with the Company or a Subsidiary during the Plan Period, payable in accordance with Article VI below. Any Participant who is terminated during a Plan Period for Cause shall not receive an Award for such Plan Period. In the case of a Change in Control of the Company during a Plan Period, a Participant shall be entitled to receive an Award, prorated for the period of active employment with the Company or a Subsidiary during such Plan Period and prior to the Change in Control, computed as if applicable Performance Goals had been attained at the one hundred (100%) percent level and payable in cash no later than the fifth (5th) day following the Change in Control.

VI. Payment of Awards

Except as provided in the last sentence of Section V(D) hereof, an Award which becomes payable to a Participant pursuant to Article V hereof shall be paid to the Participant (or the Participant’s estate in the event of the Participant’s death) as soon as practicable after the end of the Plan Period to which the Award relates, following certification by the Committee of the degree of achievement of the relevant Performance Goals, but in no event later than March 15 of the year following the calendar year in which such Plan Period ended.   Except as provided in the last sentence of Section V(D) hereof, no Participant shall have the unconditional right to an Award hereunder until the Plan Period has concluded and the exact amount of the Award (if any) has been determined and certified by the Committee.

VII. Forfeiture and Recovery of Awards

Notwithstanding any other provision in the Plan to the contrary, whenever the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Company’s shares are listed for trading, to cause an Award to be forfeited or to recoup compensation received by a Participant pursuant to the Plan, the Participant shall accept such forfeiture and promptly comply with any Company request or demand for recoupment of compensation received. Without limiting the preceding sentence, any Award granted hereunder shall be subject to the Company’s Clawback Policy (CP No. 1.7) or any successor policy adopted by the Company.

VIII. Deferral Elections

The Committee may, at its option, establish written procedures pursuant to which Participants are permitted to defer the receipt of Awards payable under the Plan, which shall be incorporated by reference into the Plan.  Any procedures established by the Committee during a Plan Period shall only apply with respect to Awards payable for a Plan Period commencing after the Plan Period during which the procedures are established.  The procedures, if established, shall be designed to comply with the requirements of Section 409A of the Code.

IX. Amendment and Termination of Plan

The Compensation Committee of the Board reserves the right, at any time including during a Plan Period, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, or other person; provided, that no such amendment, suspension or termination shall adversely affect the payment of any Award for a Plan Period ending prior to the action amending, suspending or terminating the Plan or the payment of any Award payable pursuant to the last sentence of Section V(D) hereof or the rights of a Participant pursuant to any agreement with the Company or any Subsidiary.

X. Governing Law

To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware without regard to is principles of conflicts of law.

XI.  Miscellaneous Provisions

Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or a Subsidiary or affect the right of the Company or a Subsidiary to dismiss any employee. The Plan shall not constitute a contract between the Company or a Subsidiary and any employee. Unless approved by the Committee in respect of a particular Plan Period, no Participant shall have any right to be granted an Award hereunder. Nothing contained in the Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required.

XII. No Alienation of Benefits

Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of a Participant, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

XIII. No Right, Title or Interest in Company’s Assets

Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust of any kind, or fiduciary relationship between the Company or a Subsidiary and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate funds shall be established, and no segregation of assets shall be made, to assure payment thereof.

XIV. No Stock Subject to the Plan

No shares of Stock shall be reserved for, or issued under, the Plan.

XV. Change in Control

Unless otherwise specified by the Committee at the commencement of a Plan Period, for purposes of the Plan the term “Change in Control” shall mean any of the following events:

(1)          any Person is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of either (A) the combined fair market value of the then outstanding stock of the Company (the “Total Fair Market Value”) or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following: (I) any acquisition by the Company or any of its Controlled Affiliates, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Controlled Affiliates, (III) any Person who

becomes such a Beneficial Owner in connection with a transaction that meets the requirements of clauses (A) and (B) of subsection (4) below and (IV) any acquisition of additional stock or securities by a Person who owns more than 50% of the Total Fair Market Value or Total Voting Power of the Company immediately prior to such acquisition; or

(2)          any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that, together with any securities acquired directly or indirectly by such Person within the immediately preceding twelve-consecutive month period, represent 40% or more of the Total Voting Power of the Company; excluding, however, any acquisition described in subclauses (I) through (IV) of subsection (1) above; or

(3)          a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, any individual who becomes a director subsequent to such effective date, whose election, or nomination for election, by the Company’s stockholders was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered an Incumbent Director; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered an Incumbent Director; provided finally, however, that, as of any time, any member of the Board who has been a director for at least twelve consecutive months immediately prior to such time shall be considered an Incumbent Director for purposes of this definition, other than for the purpose of the first proviso of this definition; or

(4)          there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding common stock of the Company and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the  then outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the outstanding common stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

provided, however, that notwithstanding anything to the contrary in subsections (1) through (4) above, an event which does not constitute a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not be considered a Change in Control for purposes of this Plan.

XVI. Interpretation

The Plan is intended to comply in all aspects with applicable laws and regulations.  In case any one or more of the provisions of the Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Plan to be construed in compliance with all applicable laws so as to foster the intent of the Plan.  The Plan is designed and intended to comply with Section 162 (m) of the Code with respect to all Qualified Awards granted under this Plan, and the Plan shall be construed in a manner to so comply.

To the extent applicable, it is intended that the Plan and the Awards granted hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.  Accordingly, to the maximum extent permitted, the Plan and the Awards granted hereunder shall be interpreted and administered to be in compliance therewith or exempt therefrom and if any provision of the Plan or any term or condition of any Award would frustrate or conflict with this intent, then the provision, term or condition will be interpreted and deemed amended so as to avoid the frustration or conflict.

Notwithstanding anything herein or with respect to any Award granted hereunder to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan to a Participant during the six-month period immediately following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier than the end of such six-month period, the first business day after the date of the Participant’s death).

XVII. Effective Date

On December 8, 2016, the Board authorized this amended and restated Plan (the “Effective Date”).  Notwithstanding the foregoing, all Target Incentive Awards outstanding prior to this amendment and restatement shall remain outstanding under the terms of the Plan as in effect prior to the Effective Date.